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                                                                    EXHIBIT 3.72

                                     CHARTER
                                       OF
                                   CPA I, INC.

                                   ARTICLE ONE
                                      NAME

          The name of the corporation is CPA I Inc

                                   ARTICLE TWO
                               PROFIT CORPORATION

          The corporation is organized for profit

                                  ARTICLE THREE
                           REGISTERED OFFICE AND AGENT

          The initial registered office of the corporation is located at 20 Burton Hills Boulevard, Suite 400, Nashville, Davidson County, Tennessee 37215. The initial registered agent of the corporation at its registered office is Brian C. Carr.

                                  ARTICLE FOUR
                                PRINCIPAL OFFICE

          The mailing address of the initial principal office of the corporation is 20 Burton Hills Boulevard, Suite 400, Nashville, Tennessee 37215.

                                  ARTICLE FIVE
                                AUTHORIZED SHARES

          The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is one thousand (1,000) shares of common stock $.01 par value per share with unlimited voting rights and rights to receive the net assets of the corporation upon dissolution.

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                                   ARTICLE SIX
                           INITIAL BOARD OF DIRECTORS

          The initial Board of Directors shall consist of one member whose name and address are as follows:

                                  Brian C Carr
                      Pathology Consultants of America, Inc
                            20 Burton Hills Boulevard
                                    Suite 400
                           Nashville, Tennessee 37215

                                  ARTICLE SEVEN
                        LIMITATION OF DIRECTOR LIABILITY

          A director of the corporation shall not be liable to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director except for [ILLEGIBLE] any breach of the director's duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (c) under Section 18-18-.04 of the Tennessee Business Corporation Act (the "ACT"). Any repeal or modification of the provisions of this Article Seven by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeat or modification. If the Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by such amended Act. In the event that any of the provision of this Article Seven including [ILLEGIBLE] provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable the remaining provisions are severable and shall remain enforceable, to the fullest extent permitted by law.

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                                  ARTICLE EIGHT
                                  INCORPORATOR

          The name and address of the incorporator are as follows

                                Peter C November
                                Alston & Bird LLP
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

          IN WITNESS WHEREOF, the undersigned executes this Charter this 14th day of October, 1999:


                                            /s/ Peter C November
                                         -----------------------------
                                         Peter C November
                                         Incorporator